EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-8 Registration Statement No. 333-92725 and No. 333-130791 of Kentucky Bancshares, Inc., of our report dated January 27, 2006, except for Note 21 with respect to a pending acquisition, as to which the date is February 24, 2006, on the consolidated financial statements of Kentucky Bancshares, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, as included in the registrant's annual report on Form 10-K.


/s/Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Lexington, Kentucky
March 21, 2006

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